Exhibit 3.1

ARTICLES OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION, AS AMENDED

OF

SONTRA MEDICAL CORPORATION

The undersigned, being the Interim Chief Financial Officer of Sontra Medical Corporation, a Minnesota corporation (the “Corporation”), does hereby certify that pursuant to the provisions of Chapter 302A of the Minnesota Business Corporation Act, including Section 302A.135 thereof, the following amendment to the Second Amended and Restated Articles of Incorporation, as amended, of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting held on February 21, 2006 and duly approved by the shareholders of the Corporation at a meeting held on May 23, 2006:

RESOLVED:	The first paragraph of Article 3 of the Second Amended and Restated Articles of Incorporation, as amended, of Sontra Medical Corporation is hereby amended by adding the following sentences at the end thereof:

“That, effective at 5:00 p.m., eastern time, on the filing date of this Articles of Amendment of Second Amended and Restated Articles of Incorporation, as amended (the “Effective Time”), a one-for-ten reverse stock split of the Common Stock shall become effective, such that each ten shares of Common Stock outstanding and held of record by each shareholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the shareholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.”

The undersigned swears that the foregoing is true and accurate and that the undersigned has the authority to sign this document on behalf of the Corporation.

Dated: August 9, 2006	SONTRA MEDICAL CORPORATION

	By:	/s/ Harry G. Mitchell
	Name:	Harry G. Mitchell
	Title:	Interim Chief Financial Officer